Exhibit 10.9

November 25, 2017

Mr. Scott Price

Dear Scott,

Since the earliest days of UPS, just over 110 years ago, we've regarded our management team as partners. Our company's founder, Jim Casey, established a culture where we share ownership in the company, a responsibility to help one another and our communities, and a commitment to integrity and the values of UPS.

We are proud to offer you the opportunity to join our partnership. On behalf of UPS, I am pleased to formally extend to you the offer to become Senior Vice President and Chief Transformation Officer. Your talents and experience are a perfect fit for UPS, and I believe that you will find the opportunity rewarding and challenging.

This letter confirms the key terms of our offer of employment.

Compensation

•
Your initial base salary will be $50,000 per month ($600,000 annually). In April 2018, you will be eligible for a non-prorated merit increase. Thereafter, merit increases will follow UPS annual merit guidance and take effect with April payroll.

•
You will be eligible to participate in the UPS Management Incentive Program (MIP) in accordance with the terms of the MIP as in effect from time-to-time. The target value of your annual award will be 130% of your annualized base salary. The actual award will be determined by multiplying your target award value by a factor that is determined based upon company performance against annually defined measures. Currently, any earned MIP award is paid one-third in electable cash and two-thirds in restricted performance units ("RPUs") granted pursuant to the applicable UPS stock incentive plan. These RPUs vest pro-rata over five years and convert to UPS Class A stock (net of applicable withholdings) following vesting. However, your earned initial MIP award for 2018, delivered in March 2019, will be paid entirely in fully vested UPS Class A stock.

•	As a UPS MIP participant, you will be eligible to receive annually a UPS Ownership Incentive Award. Under current program terms, your UPS Ownership Incentive Award is 1.5% of the value of your eligible UPS holdings (including RPUs and RSUs) up to a maximum of one month's salary and is delivered in conjunction with MIP awards in March of each year. Like the MIP award, the UPS Ownership Incentive award is paid one-third in electable cash and two-thirds in RPUs, pursuant to the applicable stock incentive plan. However, the delivery of the UPS Ownership Incentive award for 2018, to be delivered in March 2019, will be paid entirely in fully vested UPS Class A stock.

•
You will be eligible to participate in the UPS Long-Term Incentive Performance award program (LTIP) in accordance with the terms of the LTIP as in effect from time-to-time. The LTIP provides for equity grants to senior UPS leaders and is focused on delivering long-term shareholder value. LTIP awards currently are paid in Performance Units that vest and convert to UPS Class A stock three years after grant. Your target LTIP award level will be 450% of your annualized base salary. The actual award values will be determined by company performance measured against the established targets for Revenue Growth, ROIC and RTSR metrics (with such metrics subject to change in future years). LTIP awards are normally granted annually in March and you will receive a full 2018 grant with a target value of $2,700,000.

Offer of Employment With UPS for Scott Price

•
You will be eligible to receive an annual non-qualified stock option grant pursuant to the applicable UPS stock incentive plan. The target stock option award value for your position currently is 50% of annualized salary. The stock options vest pro-rata over five years, with a ten-year maximum term and are subject to the terms of the stock plan and an award agreement. The number of options will be determined by dividing the total grant value by the Black-Scholes valuation of the options determined as of the date of grant.

•
You will be eligible for participation in the UPS Deferred Compensation Plan. This plan allows deferral of your salary as well as the cash portion of UPS Management Incentive Program awards in accordance with the limitations set forth in the terms and conditions of the plan.

•
You will be eligible to participate in UPS's defined contribution retirement program, subject to the terms and conditions thereof as in effect from time to time. As presently structured, the program provides:

◦	A 50% company match on your contributions up to 6% of eligible compensation; and

◦	A service-based UPS Retirement Contribution which begins as 5% of eligible compensation, increasing after five years of service, and is fully vested after three years of service.

•
You will be eligible for personal financial counseling services and tax return preparation reimbursement, within the limits established by UPS. The current annual limit for personal financial counseling and tax preparation services is $15,000.

Benefits

•	You will be eligible to participate in the UPS Flex Benefits Plan in accordance with the terms and conditions thereof, including the following benefits:

◦	Healthcare (multiple plan options)

◦	Dental

◦	Vision Care

◦	AD&D Coverage

◦	Life Insurance (self, spouse, children)

◦	Critical Illness Insurance

◦	Healthcare Spending Account

◦	Child/Elder Care Spending Account

Information on the UPS Flex Benefits Plan and enrollment will be provided separately to you.

•	You will be eligible for 30 vacation days and 5 personal days per annum.

•
The Senior Vice President and Chief Transformation Officer position requires you to be based in Atlanta. You will be eligible to participate in the UPS New Hire Homeowner Relocation Program (''Relocation Assistance"), including pre-move house-hunting expenses, temporary living expenses, home purchase expenses (e.g. fees), household goods moving expenses, and final moving expenses. The terms and conditions of the Relocation Assistance program will be separately provided to you.

Consideration for Forfeited Compensation from Previous Employer

The following benefits will be provided to you in consideration of the compensation you are forfeiting due to your termination of employment from your prior employer. The information below is intended to provide you a summary of each of these specific, one-time awards. The vesting schedule for the RSU grant described below will be as specified in the grant award agreement that you will be required to accept in connection with the grant of the award.

Offer of Employment With UPS for Scott Price

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You will receive a special one-time grant of Restricted Stock Units (RSUs) valued at $4 million as consideration for equity forfeited from your previous employer. The RSUs will be awarded pursuant to (and subject to the terms of) the UPS 2015 Omnibus Incentive Compensation Plan and a Restricted Stock Unit Award Agreement, and the number of RSUs awarded will be calculated by dividing $4 million by the closing price of UPS stock on the grant date. The grant date for your award will be January 2, 2018. This award will vest as follows: 20% in January 2018, 20% in January 2019, 20% in January 2020, 20% in January 2021, and 20% January 2022, subject to your continued employment through each applicable vesting date (however, if your employment is terminated by UPS without "Cause"[1] you will continue vesting in the RSUs; similarly, if your employment is terminated by death or disability, vesting will occur in accordance with the terms of the award). Promptly following each vesting date, UPS Class A Shares will be issued to you (net of tax withholdings). The grant award agreement includes a more detailed description of the vesting and other terms of the RSUs.

•	You will receive a cash payment of $2,500,000 in December 2017 (less tax withholdings) as consideration for the 2017 cash and equity awards you are forfeiting from your prior employer.

•
You will receive Transition Payments in the total amount of $4,500,000 (less tax withholdings), paid to you as follows subject to your continued employment through each applicable payment date: $500,000 in March 2018, $2,000,000 in March 2019, $2,000,000 in March 2020.

Additional Terms

1.	You will be an "at-will" employee, which means either you or UPS may terminate your employment at any time and for any reason.

2.	Your employment is contingent upon your relocation to the Atlanta metropolitan area no later than June 30, 2018.

__________________________________________________________________________________________________

1 For purposes of this offer letter, "Cause" means termination of your employment by UPS due to one or more of the following: the commission of any felony or commission of a misdemeanor involving theft or moral turpitude; and/or commission of any act or omission that constitutes neglect or misconduct with respect to your employment duties that results in economic harm to the Company; and/or violation of any of the Company's substance abuse, compliance or any other policies that may be applicable to you and that may be in effect at the time of the occurrence; and/or a breach of any material provision of any other agreements or understanding in effect at the time of the breach, between you and the Company.

Offer of Employment With UPS for Scott Price

3.
If you are terminated for Cause or you resign from UPS within 36 months following your start date, you agree to repay the full amount of the paid Transition Payment (Excluding the December 2017 cash payment of $2.5 million) within 30 days of your last day of employment. Your signature below indicates your agreement to these repayment terms.

4. If you are terminated for Cause or you resign from UPS within 24 months following your start date, you agree to repay the full amount of any Relocation Assistance you received within 30 days of your last day of employment. You will be required to sign a separate repayment agreement before receiving these benefits.

5. Your employment is contingent upon your signing the attached UPS Protective Covenant Agreement. This agreement protects the company's intellectual property, talent and competitive advantages while also meeting stockholder expectations governing executive compensation. I urge you to read this agreement carefully and make sure that you understand its terms. In summary, the restrictions set forth in the Agreement include:
•A prohibition on disclosure of the company's confidential information;
•A non-compete provision covering all domestic and worldwide geographic areas in which UPS does business in the transportation and logistics industries; and
•A prohibition on recruiting or soliciting Company employees and customers.

6. We anticipate your start date with UPS to be December 11, 2017.

7. This offer letter supersedes any other offer letters signed by the parties.

Offer of Employment With UPS for Scott Price

Summary

Core Compensation Package	Amount
Base Salary	$50,000 / month ($600,000 /year). First merit increase in 2018 will not be prorated.
Managers Incentive Program (MIP)	Target of 130% of annualized salary. First award paid in March 2019 in all UPS Class A stock.
Ownership Incentive	1.50% of the value of eligible UPS holdings (up to one month's salary.
Long-Term Incentive Performance Award (LTIP) Program	Target of 450% of annualized salary.
Stock Options	50% of annualized salary.
TOTAL TARGET COMPENSATION	$4,445,000

Benefits	Detail
UPS Retirement Program	Currently 50% company match on contributions up to 6% of eligible compensation + Service-based UPS Retirement Contribution.
UPS Flex Benefits Plan	Healthcare (multiple plan options), Dental, Vision Care, AD&D Coverage, Life Insurance, Critical Illness Insurance, Healthcare Spending Account, Child /Elder Care Spending Account.
Financial Services and Tax Preparation Benefit	$15,000 / year.
UPS New Hire Homeowner Relocation Program	Pre-move house-hunting expenses, temporary living expenses, home purchase expenses (e.g. fees), household goods moving expenses, and final moving expenses.

Retention Awards	Amount
Special One-Time RSU Grant as consideration for forfeited compensation	$4,000,000 (vests in equal installments of $800,000 in January 2018, January 2019, January 2020, January 2021, and January 2022).
Cash Payment	$2,500,000 in December 2017
Transition Payments	$500,000 in March 2018 $2,000,000 in March 2019 $2,000,000 in March 2020

I look forward to working with you and expect you will find your partnership with UPS to be a rewarding and exciting experience. If you have any questions, please feel free to contact me.

Sincerely,
/S/ TERI P MCCLURE
Teri P. McClure
Chief Human Resources, Labor and Communications Officer, UPS

Offer of Employment With UPS for Scott Price

Acceptance

I have read the offer of at-will employment UPS has presented to me in this letter. I understand and agree that if I choose to accept UPS's offer that my employment at UPS, both in the position of Senior Vice President and Chief Transformation Officer and in any other position to which I may be transferred or promoted in the future, my employment is and will remain "at-will" and that both UPS and I will have the right to terminate the employment relationship at any time and for any reason without prior notice. I also understand and agree that neither company policy, practice nor employee statements to me can alter the at-will status of my employment. My status as an at-will employee may be modified only by a written employment agreement so specifying and signed by an officer of UPS.

ACCEPTED BY:

/S/ SCOTT A PRICE
(Signature, Scott Price)

11/28/2017
Date

Scott A. Price
(Print Name)

Offer of Employment With UPS for Scott Price